Exhibit 4.9
EXECUTION VERSION
Date: as of January 9, 2009
OCEANFREIGHT INC.
as Borrower
KIFISSIA STAR OWNERS INC.
OCEANCLARITY OWNERS LIMITED, OCEANENERGY OWNERS LIMITED,
OCEANFIGHTER OWNERS INC., OCEANPRIME OWNERS LIMITED,
OCEANRESOURCES OWNERS LIMITED, OCEANSHIP OWNERS LIMITED,
OCEANSTRENGTH OWNERS LIMITED, OCEANTRADE OWNERS LIMITED,
OCEANVENTURE OWNERS LIMITED AND
OCEANWEALTH OWNERS LIMITED
as Joint and Several Guarantors
THE BANKS AND FINANCIAL INSTITUTIONS NAMED HEREIN
as Lenders
NORDEA BANK FINLAND PLC,
acting through its New York branch,
as Administrative Agent and Security Trustee
-and-
NORDEA BANK FINLAND PLC,
acting through its New York branch,
as Swap Bank

FIRST AMENDATORY AGREEMENT

Amending and Supplementing the Amended and Restated Loan Agreement dated February 12, 2008
WATSON, FARLEY & WILLIAMS (NEW YORK) LLP
100 Park Avenue
New York, New York 10017

     FIRST AMENDATORY AGREEMENT dated as of January 9, 2009 (this “Agreement”)
AMONG
(1)	OCEANFREIGHT INC., a corporation duly existing and incorporated under the laws of the Republic of The Marshall Islands, as borrower (the “Borrower”);
(2)	KIFISSIA STAR OWNERS INC., OCEANCLARITY OWNERS LIMITED, OCEANENERGY OWNERS LIMITED, OCEANFIGHTER OWNERS INC., OCEANPRIME OWNERS LIMITED, OCEANRESOURCES OWNERS LIMITED, OCEANSHIP OWNERS LIMITED, OCEANSTRENGTH OWNERS LIMITED, OCEANTRADE OWNERS LIMITED, OCEANVENTURE OWNERS LIMITED and OCEANWEALTH OWNERS LIMITED, each a corporation duly existing and incorporated under the laws of the Republic of The Marshall Islands, as joint and several guarantors (the “Guarantors”, and each separately a “Guarantor”);
(3)	THE BANKS AND FINANCIAL INSTITUTIONS NAMED ON THE SIGNATURE PAGES HERETO, as lenders (collectively, the “Lenders”);
(4)	NORDEA BANK FINLAND PLC, acting through its New York branch, as administrative agent for the Lenders (in such capacity, the “Agent”) and security trustee for the Lenders and the Swap Bank (in such capacity, the “Security Trustee”); and
(5)	NORDEA BANK FINLAND PLC, acting through its New York branch, as swap bank (in such capacity, the “Swap Bank”).
WITNESSETH THAT:
WHEREAS, the Borrower, the Guarantors, the Agent and others are parties to an amended and restated loan agreement dated as of February 12, 2008 (the “Amended and Restated Loan Agreement”);
WHEREAS, as of the date hereof the Obligors are in breach of the Collateral Maintenance Ratio required by Clause 10.3(d) of the Amended and Restated Loan Agreement; and
WHEREAS, upon the terms and conditions stated herein, the parties hereto have agreed pursuant to Clause 20.1(b) of the Amended and Restated Loan Agreement to:
(a) waive the Obligors’ breach of the Collateral Maintenance Ratio; and
(b) amend certain terms of the Amended and Restated Loan Agreement.
NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS
1.1	Defined terms. Capitalized terms used but not defined herein shall have the meaning assigned such terms in the Amended and Restated Loan Agreement. In addition:
“DVB Financing” means a loan facility in the amount of $30,500,000 being made available to Ocean Faith and Ocean Blue (each as defined in Clause 3.1(c) below) by DVB Bank SE to finance the TAMARA and the TIGANI (each as defined in Clause 3.1(c) below);
“Effective Date” means the first date on which each of the conditions precedent set forth in Clause 4.1 below have been satisfied or waived by the Agent; and
“Extraordinary Prepayment” means a prepayment by the Borrower in the amount of $25,000,000 to be applied solely in prepayment of the 15th installment due in respect of the Tranche B Loan notwithstanding the otherwise applicable requirements of Clause 7.5 of the Amended and Restated Loan Agreement, which Extraordinary Prepayment shall not effect the respective reduction and repayment schedules of Tranche A and Tranche B as provided in Clauses 7.1, 7.2 and 7.3 of the Amended and Restated Loan Agreement.
2	BREACH AND WAIVER; EXTRAORDINARY PREPAYMENT
2.1	Breach of Clause 10.3(d). The Obligors acknowledge and agree that, since December 9, 2008 and as of the date of this Agreement, the Obligors have been and are in breach of the Collateral Maintenance Ratio required by Clause 10.3(d) of the Amended and Restated Loan Agreement.
2.2	Waiver of Breach. Pursuant to Clause 20.1(b) of the Amended and Restated Loan Agreement, the Agent, for and on behalf of the Credit Parties and upon the instructions of the Majority Lenders, waives as of the Effective Date, subject to the terms and conditions of Clauses 2.3 and 2.4 hereof, the Obligors’ breach of Clause 10.3(d) with effect from the date of the initial breach of such Clause 10.3 (d).
2.3	Extraordinary Prepayment. In consideration of the waiver granted in Clause 2.2 above, the Borrower hereby agrees to make the Extraordinary Prepayment upon the earlier of (a) the date of funding under the DVB Financing and (b) January 31, 2009. In connection with such Extraordinary Prepayment, it shall not be necessary for the Borrower to comply with Clauses 7.6, 7.7, 7.8, 7.10, 7.16 or 7.17 of the Amended and Restated Loan Agreement.
2.4	Failure to make Extraordinary Prepayment. If the Borrower fails to make the Extraordinary Prepayment as required by Clause 2.3 above, the Obligors acknowledge and agree that the waiver made in Clause 2.2 hereof and the amendments made in Clause 3 hereof shall be null, void and of no effect whatsoever and that the Credit Parties shall be entitled to all rights and to exercise all remedies afforded to them under the terms of the Amended and Restated Loan Agreement (all of which are expressly reserved) as if (a) such waiver had not been made and (b) the Amended and Restated Loan Agreement had not been amended by this Agreement.

3.	AMENDMENTS TO AMENDED AND RESTATED LOAN AGREEMENT
3.1	Amendments. Pursuant to Clause 20.1(b) of the Amended and Restated Loan Agreement, the Borrower, the Guarantors and the Agent, for and on behalf of the Credit Parties and upon the instructions of the Majority Lenders, agree to amend the Amended and Restated Loan Agreement as follows with effect on and from the Effective Date:
(a)	The definition of “Finance Documents” in Clause 1.1 is amended to read as follows:
““Finance Documents” means:
(a)	this Agreement;
(b)	the Notes;
(c)	the Master Agreement (if executed);
(d)	the Charter Assignments;
(e)	the Earnings Account Pledges;
(f)	the Earnings Assignments;
(g)	the Insurance Assignments;
(h)	the Mortgages and any related Deed of Covenant, together with any amendments thereto;
(i)	the Ocean Blue Guarantee;
(j)	the Ocean Faith Guarantee;
(k)	the Second Statutory Mortgages;
(l)	the Share Pledges;
(m)	the Third Statutory Mortgages;
(n)	the TAMARA Second Mortgage;
(o)	the TAMARA Second Priority Insurance Assignment;
(p)	the TIGANI Second Mortgage;
(q)	the TIGANI Second Priority Insurance Assignment;
(r)	the Intercreditor Deed; and
(s)	any other document (whether creating a Security Interest or not) which is executed at any time by any Obligor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to or for the benefit of a Credit Party under this Agreement or any of the documents referred to in this definition;”
(b)	The definition of “Margin” in Clause 1.1 is amended to read as follows:
““Margin” means, in respect of each Tranche of the Loan, 2.50 percent per annum commencing on and at all times after the date the First Amendatory Agreement dated as of January 9, 2009 in respect of this Agreement becomes effective pursuant to its terms;”
(c)	The following definitions are added to Clause 1.1:
““Intercreditor Deed” means an intercreditor deed among Ocean Faith and Ocean Blue, as Owners, DVB Bank SE, as First Mortgagee, and the Security Trustee, as Second Mortgagee, in respect of the TAMARA and the TIGANI, in form and substance satisfactory to the Agent acting with the consent of the Majority Lenders;”
““Ocean Blue” means Ocean Blue Spirit Owners Inc., a corporation duly existing and incorporated under the laws of the Republic of The Marshall Islands;
““Ocean Blue Guarantee” means a guarantee by Ocean Blue of the Secured Liabilities of the Borrower, in form and substance satisfactory to the Agent;”
““Ocean Faith” means Ocean Faith Owners Inc., a corporation duly existing and incorporated under the laws of the Republic of The Marshall Islands;
““Ocean Faith Guarantee” means a guarantee by Ocean Faith of the Secured Liabilities of the Borrower, in form and substance satisfactory to the Agent;”
““TAMARA” means the 1990-built tanker of 95,793 deadweight tons registered in the ownership of Ocean Blue under Maltese flag with the name “TAMARA” and IMO Number 9002154;”
““TAMARA MoA” means the Memorandum of Agreement dated August 7, 2008 and the additional clauses thereto between Tulip Navigation Limited as Sellers and the Borrower as Buyers in respect of the TAMARA;”
““TAMARA Second Mortgage” means the second priority statutory Maltese Mortgage on the TAMARA and the deed of covenants supplemental thereto, each in form and substance satisfactory to the Agent;”
““TAMARA Second Priority Insurance Assignment” means the second priority assignment of the Insurances of the TAMARA, in form and substance satisfactory to the Agent;”
““Third Statutory Mortgage” means a third priority Cypriot mortgage and related deed of covenants on each of the AUSTIN and TRENTON, in form and substance satisfactory to the Agent;

““TIGANI” means the 1991-built tanker of 95,951 deadweight tons registered in the ownership of Ocean Faith under Maltese flag with the name “TIGANI” and IMO Number 9002142;”
““TIGANI MoA” means the Memorandum of Agreement dated October 9, 2008 and the additional clauses thereto between Avir Shipping Company Limited as Sellers and the Borrower as Buyers in respect of the TIGANI;”
““TIGANI Second Mortgage” means the second priority statutory Maltese Mortgage on the TIGANI and the deed of covenants supplemental thereto, each in form and substance satisfactory to the Agent;” and
““TIGANI Second Priority Insurance Assignment” means the second priority assignment of the Insurances of the TIGANI, in form and substance satisfactory to the Agent;”
(d)	Clause 4.5(b) is amended to read as follows:
“at least one (1) Business Day before the start of an Interest Period, Lenders having Commitments amounting to more than 30% of the Total Commitments notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Ratable Portion (or any part of them) during the Interest Period in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for the Interest Period; or”
(e)	Clause 10.1(g) is amended to read as follows:
“the Borrower shall procure and deliver to the Agent a written appraisal report setting forth the Fair Market Value of each Ship, as well as the TAMARA and the TIGANI, as follows:
(i)	at the Borrower’s expense, for inclusion with each Compliance Certificate required to be delivered under Clauses 10.1(f)(i) and 10.1(f)(ii);
(ii)	at the Borrower’s expense, once each Financial Year upon the request of the Agent or the Majority Lenders; and
(iii)	at the Lenders’ expense, at all other times upon the request of the Agent or the Majority Lenders, unless an Event of Default has occurred and is continuing, in which case the Borrower shall procure it at its expense as often as requested;”
(f)	Clause 10.2(l) is amended to read as follows:
“except in connection with the financing of the Ships and the maintenance of the Ships in the ordinary course of business, none of the Obligors will make any capital expenditures, or any loan or advance to, or any investment in, or enter into any working capital maintenance or similar agreement with respect to, any person (other than an Obligor) or project, whether by acquisition of stock or indebtedness, by loan, guarantee or otherwise, provided that an Obligor may make a capital expenditure, or a loan or advance to, or an investment in, or enter into a working capital maintenance or similar agreement with respect to, any person or project with the proceeds derived from an equity offering made by such Obligor, which proceeds may be matched by proceeds of Financial Indebtedness incurred by such Obligor on a 1:00 to 1:00 basis to the extent the incurrence of such Financial Indebtedness is permitted and not otherwise prohibited by this Agreement;”
(g)	Clause 10.2(t) is amended to read as follows:
“the Borrower shall not declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class of its capital stock or other form of equity interest (or require any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans or set aside any funds for any of the foregoing purposes”
(h)	An additional Clause 10.2(u) is added to read as follows:
“subject to the following sentence of this Clause 10.2(u), none of Ocean Blue, Ocean Faith, any of the Obligors or any Affiliate or subsidiary of any of the Obligors shall make any repayment or prepayment in respect of:
(i)	the principal of the Seller’s Credit described in Clause 18(a) of the TAMARA MoA until the date which is 18 months after the date the TAMARA is delivered in accordance with the terms of the TAMARA MoA; or
(ii)	the principal of the Seller’s Credit described in Clause 18(a) of the TIGANI MoA until the date which is 18 months after the date the TIGANI is delivered in accordance with the terms of the TIGANI MoA, provided that in each case repayment may be made only if no Event of Default has occurred and is continuing and nothing herein shall prevent or prohibit the repayment of interest as and when due under each Seller’s Credit. Notwithstanding the foregoing sentence, provided that no Event of Default has occurred and is continuing, Ocean Blue, Ocean Faith, an Obligor or an Affiliate or subsidiary of an Obligor may repay or prepay, without the Lenders’ consent, either Seller’s Credit referred to above, either in whole or in part, by means of (1) cash derived from the proceeds of one or more equity offerings made by the Borrower on or after January 1, 2009 or (2) Borrower common stock in the manner described in Clause 18(a) of the TAMARA MoA or TIGANI MoA, as the case may be;”
(i)	Clause 10.3(d) is amended to read as follows:
“Until all Commitments have terminated and all amounts payable hereunder have been paid in full, the aggregate Fair Market Value of the Ships (as confirmed by the most recent Fair Market Value appraisal report delivered to the Agent under Clause 10.1(g)), plus
(x)	deposits as per Clause 7.9(b) (including in respect of insurance proceeds receivable, on a pro forma basis before such proceeds are deposited with the Security Trustee); and

(y)	the excess of the aggregate Fair Market Value of the TIGANI and the TAMARA over the outstanding principal amount of the loan facility under the DVB Financing at the date of determination of such Fair Market Value, shall be not less than:
(i)	90% of the Loan plus any unutilized Commitment in respect of the Tranche A Loan until June 30, 2009;
(ii)	100% of the Loan plus any unutilized Commitment in respect of the Tranche A Loan from July 1, 2009 to December 31, 2009;
(iii)	110% of the Loan plus any unutilized Commitment in respect of the Tranche A Loan from January 1, 2010 to March 31, 2010;
(iv)	115% of the Loan plus any unutilized Commitment in respect of the Tranche A Loan from April 1, 2010 to June 30, 2010; and
(v)	125% of the Loan plus any unutilized Commitment in respect of the Tranche A Loan at all times thereafter (each, the “Collateral Maintenance Ratio”).
If, at any time, the Collateral Maintenance Ratio shall be less than as required above, the Agent (acting upon the instruction of the Majority Lenders) shall have the right to require the Borrower and/or the Obligors, within 30 Business Days of the date of the written demand of the Agent, to either (at the Borrower’s option):
(1)	prepay the Loan in such amount as may be necessary to cause such aggregate Fair Market Value of the Ships to equal or exceed the Collateral Maintenance Ratio;
(2)	provide such additional Collateral as may be acceptable to the Agent in its sole reasonable discretion (acting upon the instruction of the Majority Lenders) so that aggregate Fair Market Value of the Ships and such additional Collateral equals or exceeds the Collateral Maintenance Ratio, and the Obligors hereby agree to comply with any such written demand made by the Agent.
As an alternative to (1) or (2) of this Clause 10.3(d), the Agent may agree with the Borrower to reduce any unutilized Commitment in respect of the Tranche A Loan in such amount as may be necessary to cause such aggregate Fair Market Value of the Ships plus deposits as per Clause 7.9(b) (including in respect of insurance proceeds receivable, on a pro forma basis before such proceeds are deposited with the Security Trustee) to equal or exceed the Collateral Maintenance Ratio.”
3.2	References. Each reference in the Amended and Restated Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the “Loan Agreement” in any of the other Finance Documents, shall mean and refer to the Amended and Restated Loan Agreement as amended hereby.

3.3	Effect of Amendments. Subject to the terms of this Agreement, with effect on and from the Effective Date, the Amended and Restated Loan Agreement shall be, and shall be deemed by this Agreement to have been, amended upon the terms and conditions stated herein and, as so amended, the Amended and Restated Loan Agreement shall continue to be binding on each of the parties to it in accordance with its terms as so amended. In addition, each of the Finance Documents (other than the Third Statutory Mortgages, the TAMARA Second Mortgage, the TIGANI Second Mortgage and the Intercreditor Deed) shall be, and shall be deemed by this Agreement to have been, amended as follows:
(a)	the definition of, and references throughout each of such Finance Documents to, the “Loan Agreement” and any of the other Finance Documents shall be construed as if the same referred to the Amended and Restated Loan Agreement and those Finance Documents as amended or supplemented by this Agreement; and
(b)	by construing references throughout each of the Finance Documents to “this Agreement”, “hereunder” and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.
3.4	Finance Documents to remain in full force and effect. Except as amended hereby, all terms and conditions of each of the Finance Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects. Without limiting the foregoing, each of the Guarantors acknowledges and agrees that the Guarantee remains in full force and effect.
3.5	No Other Amendments. Except as amended hereby, all other terms and conditions of the Amended and Restated Loan Agreement remain unchanged and the Amended and Restated Loan Agreement is hereby ratified and confirmed.
4	CONDITIONS PRECEDENT
4.1	Conditions Precedent. The conditions precedent are that:
(a) The Agent shall have received:
(i)	an original of:
(1)	this Agreement, duly executed by the parties hereto;
(2)	the Ocean Blue Guarantee;
(3)	the Ocean Faith Guarantee; and
(4)	the Intercreditor Deed, duly executed by the parties thereto;
(ii)	in respect of each Obligor, documents of the kind specified in Schedule 3, Part A, paragraphs 2, 3, 4, 5 and 6 of the Amended and Restated Loan Agreement, updated with appropriate modifications, each to be in form and substance satisfactory to the Agent;

(iii)	in respect of each of Ocean Blue and Ocean Faith, documents of the kind specified in Schedule 3, Part A, paragraphs 2, 3, 4, 5, 6 and 7 of the Amended and Restated Loan Agreement, each to be in form and substance satisfactory to the Agent;
(iv)	documentary evidence that the agent for service of process named in Section 17(d) of each of the Ocean Blue Guarantee and the Ocean Faith Guarantee has accepted its appointment in respect of each of Ocean Blue and Ocean Faith;
(v)	a duly executed original of an addendum to the Mortgage in respect of each of the Marshall Islands registered AUGUSTA, HELENA, LANSING, PIERRE and RICHMOND, each such addendum to be in form and substance satisfactory to the Agent;
(vi)	a duly executed original of each Third Statutory Mortgage in respect of each of the Cypriot registered AUSTIN and TRENTON, each such Third Statutory Mortgage to be in form and substance satisfactory to the Agent;
(vii)	a duly executed original of the TAMARA Second Mortgage and the TIGANI Second Mortgage, each to be in form and substance satisfactory to the Agent, and a copy of the first priority mortgage in favor of DVB Bank SE in respect of each of the TAMARA and the TIGANI;
(viii)	a duly executed original of the TAMARA Second Priority Insurance Assignment and the TIGANI Second Priority Insurance Assignment, each to be in form and substance satisfactory to the Agent, and a copy of the first priority insurance assignment in favor of DVB Bank SE in respect of the Insurances of each of the TAMARA and the TIGANI;
(ix)	documentary evidence that the relevant Mortgage addendum has been duly recorded according to the laws of the Republic of The Marshall Islands against each of the AUGUSTA, HELENA, LANSING, PIERRE and RICHMOND;
(x)	documentary evidence that the relevant Third Statutory Mortgage has been duly recorded according to the laws of the Republic of Cyprus against each of the AUSTIN and TRENTON;
(xi)	documentary evidence that each of the TAMARA Second Mortgage and the TIGANI Second Mortgage has been duly recorded according to the laws of the Republic of Malta;
(xii)	documentary evidence that the TAMARA is registered in the name of Ocean Blue under Maltese flag, free of all recorded liens and encumbrances, save as contemplated by the Finance Documents (which shall be established by a Certificate of Ownership and Encumbrance (or similar instrument) issued by the appropriate authority of the laws of the Republic of Malta stating that such vessel is owned by Ocean Blue and that there are on record no other mortgages, liens or other encumbrances on such vessel except for a first priority mortgage in favor of DVB Bank SE and the TAMARA Second Mortgage);

(xiii)	documentary evidence that the TIGANI is registered in the name of Ocean Faith under Maltese flag, free of all recorded liens and encumbrances, save as contemplated by the Finance Documents (which shall be established by a Certificate of Ownership and Encumbrance (or similar instrument) issued by the appropriate authority of the laws of the Republic of Malta stating that such vessel is owned by Ocean Faith and that there are on record no other mortgages, liens or other encumbrances on such vessel except for a first priority mortgage in favor of DVB Bank SE and the TIGANI Second Mortgage);
(xiv)	documentary evidence that the TAMARA is insured in compliance with the terms of the TAMARA Second Mortgage (which insurance shall include mortgagee’s interest insurance with additional perils pollution);
(xv)	documentary evidence that the TIGANI is insured in compliance with the terms of the TIGANI Second Mortgage (which insurance shall include mortgagee’s interest insurance with additional perils pollution);
(xvi)	a certificate by the president or the secretary (or equivalent officer) of Ocean Blue, or a certificate of the Approved Manager (technical), identifying and giving the address and other communication details of the ISM Responsible Person(s) for the TAMARA;
(xvii)	a certificate by the president or the secretary (or equivalent officer) of Ocean Faith, or a certificate of the Approved Manager (technical), identifying and giving the address and other communication details of the ISM Responsible Person(s) for the TIGANI;
(xviii)	copies of the Document of Compliance and Safety Management Certificate referred to in paragraph (a) of the definition of the ISM Code Documentation for each of the TAMARA and the TIGANI, certified as true and in effect by the president or the secretary (or equivalent officer) of each of Ocean Blue or Ocean Faith (as the case may be) or the Approved Manager (technical);
(xix)	certification by the president or the secretary (or equivalent officer) of each of Ocean Faith and Ocean Blue that:
(i)	the relevant vessel owned by such company has and will maintain for the duration of the Security Period a valid International Ship Security Certificate (and a true copy of such International Ship Security Certificate shall be attached to such certification);
(ii)	the security system of the relevant vessel owned by such company and associated security equipment complies with, and at all times during the Security Period will comply with, the applicable requirements of Chapter XI-2 of SOLAS and Part A of the ISPS Code; and
(iii)	an approved ship security plan is in place and will be maintained at all times during the Security Period;

(xx)	a certificate of the president or secretary of each Intermediate Holding Company dated the date of this Agreement:
(1)	certifying as to (a) there being no amendments to its constitutional documents since the date such documents were delivered previously to the Agent, (b) the absence of any proceedings for the dissolution or liquidation of such party, (c) the veracity of the representations and warranties contained in the Share Pledge made by such party, (d) the absence of any material misstatement of fact in any information provided by such party to the Agent and that such information did not omit to state any material fact necessary to make statements therein, in light of the circumstances under which they were made, not misleading, and (e) the absence of a Potential Event of Default or an Event of Default; and
(2)	acknowledging the execution of this Agreement by the Obligors and confirming that such Intermediate Holding Company’s Share Pledge remains in full force and effect;
(xiii)	an original or a copy of any consents, agreements and other documents in connection with this Agreement and the Finance Documents that the Agent may request by notice to the Obligors prior to the Effective Date;
(xiv)	a favorable opinion of Seward & Kissel LLP, special New York, Marshall Islands and Liberian counsel to the Obligors, in form, scope and substance satisfactory to the Credit Parties; and
(xv)	a favorable opinion of each of special Cypriot and Maltese counsel to the Credit Parties, in form, scope and substance satisfactory to the Credit Parties;
(b)	No Event of Default or Potential Event of Default shall have occurred and be continuing and there shall have been no material adverse change in the financial condition, operations or business prospects of the Obligors since the date of the Amended and Restated Loan Agreement; and
(c)	On or before the Effective Date, the Obligors shall have paid to each Lender that has approved this Agreement on or before January 9, 2009 an amendment fee of 0.15% of the Commitment of such Lender.
4.2	Waiver. The Agent, with the consent of the Majority Lenders, may waive one or more of the conditions referred to in Clause 4.1 provided that the Borrower delivers to the Agent a written undertaking to satisfy such conditions within ten (10) Business Days after the Agent grants such waiver (or such longer period as the Agent may specify).
5	MISCELLANEOUS
5.1	Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

5.2	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
5.3	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or affecting the validity or enforceability of such provision in any other jurisdiction.
5.4	Payment of Expenses. The Obligors agree to pay or reimburse each of the Credit Parties for all reasonable expenses in connection with the preparation, execution and carrying out of this Agreement and any other document in connection herewith or therewith, including but not limited to, reasonable fees and expenses of any counsel whom the Credit Parties may deem necessary or appropriate to retain, any duties, registration fees and other charges and all other reasonable out-of-pocket expenses incurred by any of the Credit Parties in connection with the foregoing.

     WHEREFORE, the parties hereto have caused this First Amendatory Agreement to be executed as of the date first above written.

OCEANFREIGHT INC., as Borrower
By:
Name
Title

OCEANENERGY OWNERS LIMITED, as Guarantor
By:
Name
Title

OCEANRESOURCES OWNERS LIMITED, as Guarantor
By:
Name
Title

OCEANSHIP OWNERS LIMITED, as Guarantor
By:
Name
Title

OCEANSTRENGTH OWNERS LIMITED, as Guarantor
By:
Name
Title

NORDEA BANK FINLAND PLC, acting through its New York branch, as Agent and Security Trustee
By:
Name
Title

By:
Name
Title

NORDEA BANK FINLAND PLC, acting through its New York branch, as Swap Bank
By:
Name
Title

By:
Name
Title

NORDEA BANK NORGE ASA, acting through its Grand Cayman branch, as Lender
By:
Name
Title

By:
Name
Title

OCEANTRADE OWNERS LIMITED, as Guarantor
By:
Name
Title

OCEANVENTURE OWNERS LIMITED, as Guarantor
By:
Name
Title

OCEANWEALTH OWNERS LIMITED, as Guarantor
By:
Name
Title

KIFISSIA STAR OWNERS INC., as Guarantor
By:
Name
Title

OCEANCLARITY OWNERS LIMITED, as Guarantor
By:
Name
Title

OCEANFIGHTER OWNERS INC., as Guarantor
By:
Name
Title

OCEANPRIME OWNERS LIMITED, as Guarantor
By:
Name
Title

BANK OF SCOTLAND PLC, as Lender
By:
Name:
Title:

PIRAEUS BANK A.E., as Lender
By:
Name:
Title:

SKANDINAVISKA ENSKILDA BANKEN AB, as Lender
By:
Name:
Title:

COMMERZBANK AG, as Lender
By:
Name:
Title:

DRESDNER BANK AG IN HAMBURG, as Lender
By:
Name:
Title:

FBB-FIRST BUSINESS BANK S.A., as Lender
By:
Name:
Title:

BANK OF AMERICA, N.A., as Lender
By:
Name:
Title: